Exhibit 10.04

Executive EMPLOYMENT AGREEMENT

(Werner Funk)

THIS Executive EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Omnitek Engineering Corp., a California corporation (the “Company”) and Werner Funk, an individual (“Executive”).

Recitals

WHEREAS, Executive is the founder of the Company and has served as its Chief Executive Officer, President, Secretary and a Member of the Company’s board of directors since the Company’s formation in May of 2001;

WHEREAS, the directors of the Company have noted the unique and singular contribution that the Executive has made to the Company. They have also noted that paramount to the Company’s interest is insuring the Executive’s retention and securing that his skills and abilities remain focused on the continued growth and leadership of the Company. They noted that the vision and commitment that the Executive has demonstrated during his tenure in the above positions has been and continues to be a fundamental and essential asset of the Company. They noted the efforts of the Executive are recognized as profoundly and positively impacting the long-term value of the shareholders’ interests in the Company;

WHEREAS, Executive possesses significant capabilities and knowledge important for the development of the Company’s business and the Company desires to provide incentive to Executive to provide his services to the Company;

WHEREAS, in recognition of these accomplishments and in order to continue to encourage the Executive to achieve the ambitious performance goals of the Company, the Company now desires to employ Executive in an executive capacity on the terms and conditions and for the consideration hereinafter set forth for the period provided herein commencing upon the Effective Date, and Executive desires employment with the Company on such terms and conditions and for such consideration as set forth herein;

WHEREAS, Executive has, and will acquire during the term of his employment, significant knowledge and experience in the Company’s business and intimate knowledge of its customers, processes, trade secrets, and/or other business information, and the Company needs to protect its commercial goodwill and other assets; and,

NOW THEREFORE, in consideration of the foregoing, the agreements set forth below, the parties’ desire to preserve the value inherent in the Company for their mutual benefit, and for other valuable consideration (the receipt of which Executive hereby acknowledges), Executive, intending to be legally bound hereby, agrees with the Company as follows:

Agreement

1.

Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts employment on the terms and conditions set forth herein, commencing the 1 day of November 2007 (the “Effective Date”).

Funk Employment Agreement

2.

Term of Employment. The term of Executive’s employment shall begin on the Effective Date and shall continue for a period of five years, unless terminated earlier pursuant to other provisions of this Agreement. At the end of the initial term, the Agreement will renew for an additional one year, and continue to renew each year unless terminated pursuant to other provisions of this Agreement. The period during which Executive remains an Executive of the Company may be referred to herein as the “Employment Period”).

3.

Position. During Executive’s employment with the Company, Executive shall serve as President and Chief Executive Officer of the Company and, if elected or appointed as otherwise provided, shall be a member of the Company’s board of directors. Executive shall report and be responsible to the board of directors of the Company. Company shall maintain a full-time office in San Diego, California, during the Employment Period and Executive shall not be required to relocate to a work location more than 25 miles from such office during the Employment Period.

4.

Scope of Services.

(a)

Scope. Executive shall be responsible for the management and running of the day-to-day operations of the Company and shall focus his time and energy on the business development, sales, research and development and marketing for the Company. Executive agrees to devote such time, attention, skills, and best efforts to the performance of these duties. The Company acknowledges that the Executive is also currently engaged as the Chief Executive Officer and a Director of Nology Engineering, Inc. (“Nology Business”), and Performance Stores, Inc. (“Performance Stores Business”), as well as various other ventures, and that Executive may continue in such capacity, without limitation. Executive agrees that the Nology Business and Performance Stores Business is not engaged in any activity currently in direct competition with the business of the Company and that Executive shall refrain from engaging in any business related directly or indirectly to the business of the Company.

(b)

Related Business Opportunity. During the Employment Period, the Executive (i) shall inform the Company of each actual business opportunity available to the Company that falls within or is related to the business plan of the Company or any Related Company (as hereinafter defined) of which he becomes aware (each such actual business opportunity a “Company Related Business Opportunity”) and shall not, directly or indirectly, exploit any such Company Related Business Opportunity for his own account or others in competition with or planning to be in competition with the Company or any Related Company; and (ii) shall not render any services to any other such person or business to develop any such Company Related Business Opportunity, other than in his capacity as an Executive of the Company or as otherwise approved by the board of directors of the Company.

5.

Salary, Compensation, and Benefits.

(a)

Base Salary. During the Employment Period, the Company agrees to pay, and Executive agrees to accept, a base salary of one hundred thousand dollars ($100,000) per year for the period from the Effective Date through November 30, 2012. Executive’s salary shall be payable upon the same schedule that the Company pays its employees generally. Base salary will be reviewed from time to time by the Board of Directors of the Company. Executive has agreed that 50% of said salary shall be deferred for a period of 12 months at which time it will be due and payable.

(b)

Annual Bonus. Annual bonus payments shall be determined by the Company’s Board of Directors in its sole discretion in accordance with performance-based criteria applicable generally to the executive-level employees of the Company and its other majority-owned subsidiaries.

Funk Employment Agreement

(c)

Additional Bonus. Additional bonus payments and amounts shall be determined by the Company’s board of directors in its sole discretion in accordance with performance-based criteria applicable generally to the executive-level employees of the Company.

(d)

Equity Participation. As soon as practicable following the Effective Date (and in no case later than 10 days following the Effective Date, Company shall grant to Employee options to purchase up to 1,000,000 shares of the Company’s common stock (as adjusted for stock splits, combinations, recapitalizations, and the like occurring on and after the Effective Date) (such options the “Options”), with an exercise price of $1.05 per share with regard to the 20% of such options that vest immediately; with an exercise price of $1.25 per share with regard to the 20% of such options that vest during the first year following the Effective Date; with an exercise price of $1.50 per share with regard to the 20% of such options that vest during the second year following the Effective Date; with an exercise price of $1.75 per share with regard to the 20% of such options that vest during the third year following the Effective Date and with an exercise price of $2.00 per share with regard to the 20% of such options that vest during the fourth year following the Effective Date. One-sixtieth (1/60) of the total number of shares subject to the Options shall vest and become exercisable at the end of each month following the Effective Date on the same day of each month as the Effective Date, so that all shares subject to the Options will be fully vested on the fourth anniversary of the Effective Date. These Options will be exercisable for a period of seven years from the date of grant and will be incentive stock options to the extent permitted by applicable law. In the event that the Employment Period is extended as contemplated by Section 2 hereof, Company shall grant to Employee additional options within 10 days of the commencement of each year of the extended Employment Period exercisable for up to 100,000 shares of the Company’s common stock (as adjusted for stock splits, combinations, recapitalizations, and the like occurring on and after the Effective Date) (all such options “Additional Options”). All Additional Options shall vest and be exercisable immediately upon grant, shall have a per-share exercise price equal to the per-share fair market value of the common stock at the time of grant, shall be exercisable for a period of five years from the date of grant, and shall be incentive stock options to the extent permitted by applicable law. Notwithstanding the foregoing, if on the date of grant of any such Additional Options the exercise price is required, because of the percentage of the Employee’s stockholdings in the Company, to be greater than the market price as of the date of grant, at the Employee’s election, such Additional Options shall either have the exercise price required by law or shall not be incentive stock options. All stock options, whether granted during the initial five-year employment term or any additional term of employment, will be granted pursuant to the Company’s 2007 Long-Term Incentive Plan, as it may be amended and adopted from time to time.

(e)

Fringe Benefits. During the Employment Period, Executive shall be entitled to the benefits of such group medical, travel and accident, short- and long-term disability, and term life insurance, if any, as the Company shall make generally available from time to time to the Company’s executive officers.

(f)

Other. During the Employment Period, Executive and, to the extent applicable, Executive’s family, dependents, and beneficiaries, shall be allowed to participate in all benefits, plans, and programs, including improvements or modifications of the same, that are now or may hereafter be available to executive Executives of the Company generally. Such benefits, plans, and programs may include a profit sharing plan, a thrift plan, group medical insurance, dental insurance, vision insurance, travel and accident insurance, short-term and long-term disability insurance, life insurance, and a pension plan. The Company shall not, however, by reason of this subsection be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program, so long as such changes are similarly applicable to executive Executives of the Company generally.

Funk Employment Agreement

(g)

Reimbursement. The Company shall reimburse Executive (or, in the Company’s sole discretion, shall pay directly), upon presentation of vouchers and other supporting documentation as the Company may reasonably require, for reasonable out-of-pocket expenses incurred by Executive relating to the business or affairs of the Company or the performance of Executive’s duties hereunder, including reasonable expenses respecting entertainment, travel, and similar items, provided that Executive shall have complied with the Company’s regular reimbursement procedures and practices generally applicable from time to time to the Company’s executive officers.

(h)

Vacation. In addition to statutory holidays and other holidays declared by the Company that are of general applicability to the Company’s Executives, during the term of this Agreement, Executive shall be entitled to two (2) weeks vacation each calendar year during Executive’s employment, accruing ratably each month, to be taken in accordance with the procedures and practices generally applicable from time to time to the Company’s Executives, provided that such vacation time for any particular calendar year that accrues but is not taken shall carry over to subsequent calendar years.

(i)

Withholding. The Company may withhold from Executive’s compensation all applicable amounts required by law.

6.

Termination by the Company. The following provisions shall govern the termination of Executive’s employment by the Company during the term of this Agreement.

(a)

Termination by the Company for Cause. The Company shall have the right to terminate Executive’s employment with the Company “for cause” (as such term is hereinafter defined), effective upon notice of termination to Executive. As used herein, the term “For Cause” shall mean (i) Executive’s repeated failure, in the reasonable judgment of the Company’s board of directors, to substantially perform his assigned duties or responsibilities as President and Chief Executive Officer of the Company as reasonably directed or assigned by the Company’s board of directors (other than a failure resulting from the Executive’s Disability); (ii) Executive engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company; (iii) Executive’s knowing violation of a federal or state law or regulation directly or indirectly applicable to the business of the Company, which violation was or is reasonably likely to be injurious to the Company; (iv) Executive’s material breach of the terms of any confidentiality agreement or invention assignment agreement between Executive and the Company; (v) repeated misuse (following at least one written warning from the Company) of alcohol, narcotics, or other controlled substances that is materially detrimental to the Company and that materially interferes with Executive’s performance of his duties hereunder; or (vi) Executive being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude or fraud against, or the misappropriation of material property belonging to the Company, provided, however, in all cases other than Executive being convicted of, or entering a plea of nolo contendere to, a felony, that prior to the Company having the right to terminate Executive’s employment with the Company For Cause pursuant to this Subsection 6(a), (1) the Company’s board of directors must first provide written notice to Executive describing in reasonable detail the basis upon which the Company would terminate Executive’s employment with the Company For Cause and the Executive must have had opportunity to address the Company’s board of directors, with counsel, regarding such alleged basis and (2) Executive shall have failed, during the period of 30 days following such opportunity to address the Company’s board of directors, to remedy any such alleged basis for For Cause termination. In the event Executive’s employment is terminated in accordance with this Subsection 6(a), the Company shall pay to Executive all amounts accrued through the Termination Date (as hereinafter defined), any unreimbursed expenses incurred pursuant to Subsection 5(f) of this Agreement, and any other benefits specifically provided to Executive under any benefit plan.

Funk Employment Agreement

(b)

Termination upon Death or Disability of Executive. This Agreement shall terminate immediately upon Executive’s death or upon the Disability of Executive. In the event Executive’s employment is terminated in accordance with this Subsection 6(b), the Company shall provide to Executive the Disability Termination Compensation as provided in Subsection 18(j).

(c)

Other Termination by Company. In the event of any termination of this Agreement by the Company other than in accordance with subsections (a) or (b) of this Section 6, the Company shall provide to Executive the Full Termination Compensation as provided in Subsection 18(c).

7.

Termination by Executive. The following provisions shall govern the termination of Executive’s employment by Executive during the term of this Agreement.

(a)

Termination for Good Reason. Executive’s employment with the Company may be regarded as having been constructively terminated by the Company, and the Executive may therefore terminate his employment for Good Reason (as defined below), by providing written notice to the Company and thereupon become entitled to the Full Termination Compensation as provided in Subsection 18(c). For purposes of this section, “Good Reason” shall mean if, at any time during the Employment Period, one or more of the following events shall occur:

(i)

without the Executive’s express written consent, the assignment to the Executive of any duties or the reduction of the Executive’s duties, either of which results in a significant diminution in the Executive’s position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of the Executive from such position and responsibilities; provided, however, that upon and following the consummation of a Change of Control, Executive may not terminate his employment for Good Reason pursuant to this subsection, unless Executive is assigned a title lower than that of an Executive Vice President of the controlling entity following the Change of Control or Executive is assigned any duties or his duties are reduced to a level inconsistent with the role of an Executive Vice President or higher role with such controlling entity;

(ii)

without the Executive’s express written consent, a substantial reduction, without good business reasons, as determined by the Company’s board of directors, of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction;

(iii)

a material reduction by the Company in the Base Salary or bonus opportunity of the Executive as in effect immediately prior to such reduction;

Funk Employment Agreement

(iv)

a material reduction by the Company in the kind or level of Executive benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is significantly reduced;

(v)

the relocation of the Executive to a facility or a location more than 25 miles from the Executive’s then present work location in San Diego, California, without the Executive’s express written consent;

(vi)

the failure of the Company to obtain the assumption of this Agreement by any successor; or

(vii)

any material breach by the Company of any material provision of this Agreement.

(b)

Voluntary Termination. Executive may voluntarily terminate his employment with the Company at any time, after which no further compensation will be paid to Executive, by providing written notice to the Company in accordance with Section 23 below. In the event Executive voluntarily terminates his employment other than pursuant to Subsection 7(a), the Company shall pay to Executive all amounts accrued through the Termination Date, any unreimbursed expenses incurred pursuant to Subsection 5(f) of this Agreement, and any other benefits specifically provided to Executive under any benefit plan.

8.

Resignation upon Termination. The termination of this Agreement for any reason shall also constitute the automatic resignation by Executive from all positions held by Executive as an Executive (but not as a consultant or a director) of the Company and all Affiliates of the Company, including any position as a manager, officer, agent or trustee of the Company or any Affiliate of the Company. Upon the request of the Company, Executive shall deliver to the Company such written confirmation of such resignation as the Company may reasonably request.

9.

Exit Interview. To ensure a clear understanding of this Agreement, including but not limited to the protection of Employer’s business interests, Executive agrees, at no additional expense to Executive, to engage in an exit interview with Employer at a time and place as may be reasonably designated by Employer.

10.

Confidential Information. The Company hereby agrees to provide the Executive with, and the Executive hereby acknowledges that he will be made aware of, certain confidential business information, trade secrets, innovations and inventions, expertise and know-how, customer information, and other nonpublic information concerning the business of Company and the Related Companies including (a) any and all trade secrets concerning the business and affairs of the Company, costs, bidding practices, price lists, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information of the Company), and any other information, however documented; and (b) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials); and (c) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing (“Confidential Information”). Executive further acknowledges that such information, even though it may be contributed, developed, or acquired by the Executive, constitutes valuable, special, and unique assets of the Company, which are to be used by the Executive solely for the Company’s benefit. The Executive further acknowledges that the Confidential Information includes “trade secrets.” In addition to the other protections provided herein, all trade secrets shall be accorded the protections and benefits of the Uniform Trade Secrets Act and any other applicable law.

Funk Employment Agreement

11.

Confidentiality of Information. The Executive shall not, during the Executive’s employment and for a period of two years thereafter, divulge or disclose to any third person, firm, or company, or make personal or non-Company use of, any Confidential Information. These obligations of nondisclosure shall not apply to information that: (a) is in the public domain or is generally known or available, or hereafter becomes part of the public domain or is generally known or available through no violation of this Agreement; (b) is henceforth lawfully acquired by the Executive from any third party not bound, to the actual knowledge of the Executive, by an obligation of confidence to the Company; (c) is required, pursuant to judicial action or governmental regulations or other requirements, to be disclosed by the Executive, provided that the Executive has notified the Company of such imminent disclosure and cooperates with the Company in the event that the Company elects to contest and avoid such disclosure; or (d) is approved for release by prior written authorization from the Company. Notwithstanding anything to the contrary contained herein, Executive may disclose this Agreement and any other agreement to which Executive is or to which Executive may become a party to Executive’s immediate family, attorneys, accountants, auditors, tax preparers, and financial advisors and otherwise insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

12.

Return of Information. Upon termination or expiration of this Agreement, or at any time the Company may request, the Executive shall return to the Company, and will not keep in his possession, all Confidential Information, including documents, drawings, computer files, or any other information in tangible form.

13.

[Intentionally Deleted]

14.

Nondisparagement. Executive shall not, during or after the term of this Agreement (a) attempt or seek to cause any of the customers of the Company to refrain from maintaining, selling to, or acquiring from or through the Company any service or product relating to the Company’s business as conducted during the term of this Agreement; or (b) openly disparage the Company or any of its equity holders, directors, officers, Executives, or agents, which has or may reasonably be expected to have a material adverse effect on a current or prospective business relationship with a current or prospective customer, supplier, investor, direct or indirect equity owner, or creditor.

15.

Nonsolicitation. For a period of two years following the Termination Date (the “Nonsoliciation Period”), Executive agrees that Executive shall not: (a) employ, retain, engage (as an Executive, consultant, or independent contractor), or induce or attempt to induce to be employed, retained, or engaged, any person that is or was during the Noncompetition Period an Executive, consultant, or independent contractor of the Company; (b) induce or attempt to induce any person that during the Noncompetition Period is an Executive, consultant, or independent contractor of the Company to terminate his or her employment or other relationship with the Company; (c) induce or attempt to induce any person that is a customer of the Company or that otherwise is a contracting party with the Company during the Noncompetition Period to terminate any written or oral agreement, understanding, or other relationship with the Company; or (d) solicit any direct or indirect customers of the Company or any Related Company within the Protected Territory for a Competing Business.

Funk Employment Agreement

16.

Executive’s Representations and Warranties. Except for Executive’s current and continued association with Nology as set forth above, Executive represents and warrants that Executive is not a party to any other employment, noncompetition, or other agreement or restriction that could interfere with Executive’s employment with the Company or Executive’s or the Company’s rights and obligations hereunder and that Executive’s acceptance of employment with the Company and the performance of Executive’s duties hereunder will not breach the provisions of any contract, agreement, or understanding to which Executive is party or any duty owed by Executive to any other person. Executive further warrants that Executive has provided to the Company a copy of any employment agreement, consulting agreement, noncompetition covenant, nondisclosure agreement, or other agreement, covenant, understanding, or restriction with respect to any employment, consultancy, or confidentiality of information thereunder, to which Executive is subject or a party, and that such copy is a true and correct representation of such agreement, provided that the Executive may redact from such document any provision specifying the amount of financial remuneration and other highly sensitive information. The Executive hereby represents and warrants to the Company that he has the legal capacity to execute and perform this Agreement, that this Agreement is a valid and binding agreement enforceable against him according to its terms, and that the execution and performance of this Agreement by him does not violate the terms of any existing agreement or understanding, written or oral, to which the Executive is a party or any judgment or decree to which the Executive is subject.

17.

Excise Tax and Gross-Up Payments. If any payment Executive receives or would receive pursuant to this Agreement (any such payment a “Payment”) will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount equal to the Excise Tax imposed upon the Payments made to the Executive in excess of 10% above the capped limit of 2.99 times the base amount as such term is defined in Section 280G of the Internal Revenue Code, and any Excise Tax imposed upon the Gross-Up Payment. An initial determination (the “Determination”) as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company’s expense by an accounting firm selected by the Company (the “Accounting Firm”). The Accounting Firm shall provide its Determination, together with detailed supporting calculations and documentation to the Company and Executive within 30 days of the effective date of the Termination Date, or such other time as requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive with respect to a Payment, it shall furnish Executive with an opinion that no Excise Tax will be imposed with respect to any such Payment. Executive shall have 30 days to dispute the Determination. The Company shall pay the Gross-Up Payment, if any, to Executive within 30 days of the receipt of the Determination, regardless of whether Executive has disputed the Determination. Upon the final resolution of a dispute, the Company shall promptly pay to Executive any additional amount required by such resolution and such resolution shall be binding, final, and conclusive upon the Company and Executive. If there is no dispute, the Determination shall be binding, final, and conclusive upon the Company and Executive. Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment, the Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company withholds from the Payment.

18.

Definitions. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning hereby assigned to them as follows.

(a)

Competing Business. “Competing Business” shall mean any one or more of the following: (i) any business (other than the Nology Business) that engages in the development and marketing of advanced engine technology products; (ii) any other business in which the Company engages in following the Effective Date that the Company is actively engaged in as of the Termination Date; or (iii) any other business in which the Company develops an intention to engage on or before the Termination Date, as determined by resolution of the Company’s board of directors, and for which the Company prepared business plan on or before the Termination Date or for which the Company commissioned a business plan on or before the Termination Date.

Funk Employment Agreement

(b)

Disability. Executive shall be deemed to have a “Disability” for purposes of this Agreement if Executive is substantially unable to perform Executive’s duties under this Agreement either for more than 180 days, whether or not consecutive, in any 12-month period by reason of a physical or mental illness or injury. Time spent for vacation under Subsection 5(g) shall not be taken into account in the foregoing calculation for purposes of determining Disability.

(c)

Full Termination Compensation. “Full Termination Compensation” shall mean:

(i)

all amounts accrued to Executive through the Termination Date, any unreimbursed expenses incurred pursuant to Subsection 5(g) of this Agreement, and any other benefits specifically provided to Executive under any benefit plan;

(ii)

the continuation of Executive’s Base Salary for 24 months, payable on the Company’s payroll payment dates;

(iii)

the greater of (1) the minimum annual bonus for each of the four quarters in the year in which such termination occurs, and (2) the additional bonus earned by Executive for the four fiscal quarters immediately preceding such termination;

(iv)

Equity Liquidity by the Equity Liquidity Date;

(v)

the continuation, at the Company’s expense, of group medical coverage under the same terms as in effect at the Termination Date for the earlier of (1) three months past the Termination Date, or (2) until Executive obtains alternate health insurance coverage, in addition to any health insurance continuation obligation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); and

(vi)

full acceleration of all vesting of Options and any other options or shares of capital stock that may be subject to vesting, so that all Options and any other options and shares subject to any vesting will be immediately vested and exercisable as of and for a period of two years following the Termination Date.

(d)

Person. The term “person” shall mean an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency, or political subdivision thereof.

(e)

Protected Territory. “Protected Territory” shall mean the world.

(f)

Termination Date. “Termination Date” shall mean the date Executive ceases to be employed by the Company.

Funk Employment Agreement

(g)

Related Company. “Related Company” means any Affiliate (as defined below) of the Company that is engaged in a business substantially similar to, complementary with, or directly related to the business in which the Company is engaged during the Employment Period.

(h)

Affiliate. “Affiliate” means, with respect to a person, another person that controls, is controlled by, or is under common control with such person.

(i)

Change of Control. For purposes of this Agreement, a “Change of Control” means either: (i) consummation of the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or (ii) consummation of a sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions.

(j)

Disability Termination Compensation. “Disability Termination Compensation” shall mean:

(i)

all amounts accrued to Executive through the Termination Date, any unreimbursed expenses incurred pursuant to Subsection 5(g) of this Agreement, and any other benefits specifically provided to Executive under any benefit plan;

(ii)

the continuation for a period of 12 months of Executive’s Base Salary, payable on the Company’s regular payroll payment dates;

(iii)

the continuation, at the Company’s expense, of group medical coverage under the same terms as in effect at the Termination Date for the earlier of (1) two months past the Termination Date, or (2) until Executive obtains alternate health insurance coverage, in addition to any health insurance continuation obligation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); and

(iv)

full acceleration of all vesting of Options and any other options or shares of capital stock that may be subject to vesting, so that all Options and any other options and shares subject to any vesting will be immediately vested and exercisable as of and for a period of two years following the Termination Date.

19.

Registration Rights. Contemporaneously with the execution of this Agreement, Executive and Company are entering into a registration rights agreement setting forth the terms and conditions under which Company agrees to register for sale under the Securities Act of 1933, as amended, certain securities of the Company.

20.

Waivers and Amendments. The respective rights and obligations of the Company and Executive under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended only with the written consent of the Company and Executive or a duly authorized representative of the Company and Executive.

Funk Employment Agreement

21.

Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns.

22.

Entire Agreement. This Agreement constitutes the full and entire understanding and agreement of the parties with regard to the subjects hereof and supersedes in their entirety all other or prior agreements, whether oral or written, with respect thereto.

23.

Notices. Any notice, demand, request, or other communication permitted or required under this Agreement shall be in writing and shall be deemed to have been given as of the date so delivered, if personally served; as of the date so sent, if transmitted by facsimile and receipt is confirmed by the facsimile operator of the recipient; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; one day after the date so sent, if delivered by overnight courier service; or five days after the date so mailed, if mailed by certified mail, return receipt requested, addressed as follows:

If to the Company, addressed to:

Omnitek Engineering Corp.

1945 South Rancho Santa Fe Road

San Marcos, CA 92078

Facsimile: (760) 591-0880

If to Executive: To the address set forth on the signature page of this Agreement or at the current address listed in the Company’s regular payroll records.

24.

Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of California (without giving effect to any conflicts or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction).

25.

Consent to Jurisdiction and Venue.

(a)

Jurisdiction. Each of the parties hereto hereby consents to the jurisdiction of all state and federal courts located in San Diego County, California, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action, or other proceeding arising out of, or in connection with this Agreement or any of the transactions contemplated hereby, including any proceeding relating to ancillary measures in aid of arbitration, provisional remedies, and interim relief, or any proceeding to enforce any arbitral decision or award. Each party hereby expressly waives any and all rights to bring any suit, action, or other proceeding in or before any court or tribunal other than the courts described above and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this section, or to challenge or set aside any decision, award, or judgment obtained in accordance with the provisions hereof.

(b)

Venue. Each of the parties hereto hereby expressly waives any and all objections it may have to venue, including the inconvenience of such forum, in any of such courts. In addition, each party consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

26.

Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.

(a)

Headings. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Funk Employment Agreement

(b)

Mutual Terms. The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

(c)

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument. Counterpart signatures of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the 1 day of November, 2007.

COMPANY:

EXECUTIVE:

Omnitek Engineering Corp.

/s/ Jan Quigley

/s/ Werner Funk

By: Jan Quigley

Werner Funk

Title: Director

904 Camino del Arroyo Dr.

Lake San Marcos, CA 92078

By: /s/ John G. Reed

Name: John G. Reed

Title: Director

Funk Employment Agreement